EXHIBIT 99.1

Report of Independent Auditors

To the Board of Directors of BreitBurn GP, LLC

In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of BreitBurn GP LLC (the "General Partner") and its subsidiaries at December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the General Partner's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Los Angeles, CA
November 13, 2007

BreitBurn GP, LLC and Subsidiaries
Consolidated Balance Sheet

December 31,
Thousands of dollars	2006
ASSETS
Current assets:
Cash and cash equivalents	$94
Accounts receivable, net	10,356
Non-hedging derivative instruments (note 8)	3,998
Related party receivables (note 5)	6,209
Prepaid expenses	215
Other current assets	85
Total current assets	20,957
Investments	142
Property, plant and equipment
Oil and gas properties	203,911
Non-oil and gas assets	569
204,480
Accumulated depletion and depreciation	(18,610)
Net property, plant and equipment	185,870
Other long-term assets	276
Total assets	$207,245
LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable	$3,308
Bank overdraft	2,036
Related party payables (note 5)	5,633
Due to Provident (note 5)	280
Accrued liabilities	2,201
Total current liabilities	13,458
Long-term debt (note 6)	1,500
Long-term related party payables (note 5)	467
Deferred income taxes (note 4)	4,303
Asset retirement obligation (note 7)	10,253
Non-hedging derivative instruments (note 8)	55
Total liabilities	30,036
Minority interest (Note 2)	174,394
Commitments and contingencies (note 10)
Members equity	2,815
Total liabilities and members' equity	$207,245

See accompanying notes to consolidated balance sheet.

Notes to Consolidated Financial Statements

1. Organization and Operations

Breitburn GP LLC (“BreitBurn GP” or the “General Partner”) is a Delaware limited liability company formed on March 23, 2006 for the purpose of becoming the general partner of Breitburn Energy Partners L.P. (the “Partnership”). The Partnership was formed on the same date to acquire properties from its predecessor, BreitBurn Energy Company, L.P (the “Predecessor” or “BreitBurn Energy”). The Partnership engages in the acquisition, development, and production of oil and natural gas properties and conducts its operations through its wholly-owned subsidiaries BreitBurn Operating L.P. (“OLP”) and OLP’s general partner BreitBurn Operating GP, LLC (“OGP”). References in this filing to “we,” “our,” “us” or like terms refer to the General Partner and the Partnership and its subsidiaries.

Effective October 10, 2006, the Partnership completed its initial public offering of 6 million common units representing limited partner interests of the Partnership (“Common Units”) at a price of $18.50 per unit, or $17.205 per unit after payment of the underwriting discount, and on November 1, 2006, the Partnership closed the sale of an additional 0.9 million Common Units also at $18.50, or $17.205 net per Common Unit, pursuant to the exercise of the underwriters’ over-allotment option. Net proceeds from the sale of the Common Units were approximately $114.6 million. The Partnership used the net proceeds to make distributions of $63.2 million to Provident Energy Trust (“Provident”) and BreitBurn Energy Corporation (“BreitBurn Corporation”) and to repay $36.5 million in assumed indebtedness. The historical relationship between the Predecessor, Provident and BreitBurn Corporation are further discussed under the caption “BreitBurn Energy Company L.P.” included elsewhere in this note. The Partnership used the net proceeds from the exercise of the underwriters’ over-allotment option to redeem 0.9 million Common Units in the aggregate owned by Provident’s two indirect wholly-owned subsidiaries, Pro GP Corp. (“Pro GP”) and Pro LP Corp. (“Pro LP”), and BreitBurn Corporation. Following redemption, those Common Units were cancelled.

Additionally, on October 10, 2006:

a)
The Partnership entered into a Contribution, Conveyance and Assumption Agreement (the “Contribution Agreement”). Immediately prior to the closing of the offering, the following transactions, among others, occurred pursuant to the Contribution Agreement:

▪	BreitBurn Energy conveyed to OLP its interests in the Partnership properties along with its stock in three subsidiaries and OLP assumed $36.5 million of indebtedness;

▪	BreitBurn Energy distributed its interest in OGP and its limited partner interest in OLP to Pro GP, Pro LP and BreitBurn Corporation in proportion to their ownership interests in BreitBurn Energy;

▪
Pro GP, Pro LP and BreitBurn Corporation conveyed a 0.01%, 1.90% and 0.09%, respectively, interest in OLP to the General Partner in exchange for a 0.40%, 95.15% and 4.45%, respectively, member interest in the General Partner;

▪	The General Partner conveyed the interest in OLP to the Partnership in exchange for a continuation of its 2% general partner interest in the Partnership; and

▪
Pro GP, Pro LP and BreitBurn Corporation conveyed their remaining interests in OLP and OGP to the Partnership in exchange for (a) 15,975,758 Common Units representing limited partner interests, with a 71.24% limited partner interest in the Partnership, and (b) received approximately $63.2 million, as a distribution of the initial public offering proceeds, to reimburse them for certain capital expenditures made directly by them or through BreitBurn Energy.

As a result of these transactions, Provident and BreitBurn Corporation have an ownership interest in the aggregate of 15,075,758 common units, representing 68.60% limited partner interest and a 2% general partner interest. The public unit holders own 31.40% of the limited partner units.

The following table presents the net assets conveyed by BreitBurn Energy to the Partnership immediately prior to the closing of the offering including the debt assumption:

Thousands of dollars	October 10, 2006
Cash and cash equivalents	$16
Accounts receivable—trade	4,225
Non-hedging derivative instruments	4,007
Prepaid expenses and other current assets	459
Non-hedging derivative instruments - non-current	1,235
Property and equipment, net	183,456
Other assets	174
Total assets	$193,572

Accounts payable	$897
Accounts payable—affiliates	5,237
Accrued expenses and other current liabilities	328
Long-term debt	36,500
Deferred income taxes	4,343
Asset retirement obligation	7,456
Total liabilities	$54,761
Net assets	$138,811

The transfer of ownership of assets from the Predecessor to the Partnership was recorded at historical costs in accordance with Emerging Issues Task Force (“EITF”) Issue No. 87-21, “Change in Accounting Basis in Master Limited Partnership Transactions.”

BreitBurn Energy Company L.P. (Predecessor)

BreitBurn Energy, was formed on June 15, 2004 when Provident acquired BreitBurn Energy’s former predecessor, BreitBurn Energy Company LLC, which was then converted into BreitBurn Energy Company L.P., a Delaware limited partnership. At December 31, 2006, percentage interests in BreitBurn Energy are held as follows: Pro GP Corp., the general partner, 0.4 percent; Pro LP Corp., a limited partner, 95.15 percent; and BreitBurn Energy Corporation, a limited partner, 4.40 percent.

2. Summary of Significant Accounting Policies

Principles of consolidation

Due to our implementation of Emerging Issues Task Force (“EITF”) No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights, we are including the Partnership in the accompanying Consolidated Balance Sheet. The public unitholders’ interest and the interests of the other limited partners are reflected as minority interests and at December 31, 2006 were approximately $174.4 million. The effects of all intercompany transactions have been eliminated.

Investments in affiliated companies with a 20% or greater ownership interest, and in which the Partnership does not have control, are accounted for on the equity basis. Investments in affiliated companies with less than a 20% ownership interest, and in which the Partnership does not have control, are accounted for on the cost basis. Investments in which the Partnership owns greater than 50% interest are consolidated.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The financial statements are based on a number of significant estimates including oil and gas reserve quantities, which are the basis for the calculation of depletion, depreciation, amortization, asset retirement obligations and impairment of oil and gas properties.

Business segment information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments. We operate in one segment because our oil and gas operating areas have similar economic characteristics and meet the criteria for aggregation as defined in SFAS No. 131. We acquire, exploit, develop, and explore for and produce oil and natural gas and our operations are located primarily in the western United States. Corporate management administers all properties as a whole rather than as discrete operating segments. Operational data is tracked by area; however, financial performance is measured as a single enterprise and not on an area-by-area basis. Allocation of capital resources is employed on a project-by-project basis across our entire asset base to maximize profitability without regard to individual areas or segments.

Revenue recognition

Revenues associated with sales of crude oil and natural gas owned by the Partnership are recognized when title passes from the Partnership to its customer. Revenues from properties in which the Partnership has an interest with other partners are recognized on the basis of the Partnership’s working interest (‘‘entitlement’’ method of accounting). The Partnership generally markets 100% of natural gas production from its operated properties and pays its partners for their working interest shares of natural gas production sold. As a result, the Partnership has no natural gas producer imbalance positions.

Cash and cash equivalents

We consider all investments with original maturities of three months or less to be cash equivalents.

Accounts Receivable

Our accounts receivable are primarily from purchasers of crude oil and natural gas. Crude oil receivables are generally collected within 30 days after the end of the month. Natural gas receivables are generally collected within 60 days after the end of the month. We review all outstanding accounts receivable balances on a monthly basis and record a reserve for amounts that we expect will not be fully recovered. Actual balances are not applied against the reserve until substantially all collection efforts have been exhausted. At December 31, 2006, we did not carry an allowance for doubtful accounts receivable.

Property, plant and equipment

Oil and gas properties

We follow the successful efforts method of accounting. Lease acquisition and development costs (tangible and intangible) incurred, including internal acquisition costs, relating to proved oil and gas properties are capitalized. Delay and surface rentals are charged to expense as incurred. Dry hole costs incurred on exploratory wells are expensed. Dry hole costs associated with developing proved fields are capitalized. Geological and geophysical costs related to exploratory operations are expensed as incurred.

Upon sale or retirement of proved properties, the cost thereof and the accumulated depletion, depreciation and amortization (“DD&A”) are removed from the accounts and any gain or loss is recognized in the statement of operations. Maintenance and repairs are charged to operating expenses. DD&A of proved oil and gas properties, including the estimated cost of future abandonment and restoration of well sites and associated facilities, are computed on a property-by-property basis and recognized using the units-of-production method net of any anticipated proceeds from equipment salvage and sale of surface rights.

Non-oil and gas assets

Buildings and non-oil and gas assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives, which range from 3 to 30 years.

Oil and natural gas reserve quantities

Reserves and their relation to estimated future net cash flows impact our depletion and impairment calculations. As a result, adjustments to depletion are made concurrently with changes to reserve estimates. We disclose our reserve estimates, and the projected cash flows derived from these reserve estimates, in accordance with SEC guidelines. The independent engineering firm adheres to the SEC definitions when preparing their reserve reports.

Asset retirement obligation

We have significant obligations to plug and abandon oil and natural gas wells and related equipment at the end of oil and natural gas production operations. The computation of our asset retirement obligations (“ARO”) is prepared in accordance with Statement of Financial Accounting Standards (‘‘SFAS’’) No. 143, Accounting for Asset Retirement Obligations. This accounting standard applies to the fair value of a liability for an asset retirement obligation that is recorded when there is a legal obligation associated with the retirement of a tangible long-lived asset and the liability can be reasonably estimated. Over time, changes in the present value of the liability are accreted and expensed. The capitalized asset costs are depreciated over the useful lives of the corresponding asset. Recognized liability amounts are based upon future retirement cost estimates and incorporate many assumptions such as: (1) expected economic recoveries of crude oil and natural gas, (2) time to abandonment, (3) future inflation rates and (4) the risk free rate of interest adjusted for our credit costs. Future revisions to ARO estimates will impact the present value of existing ARO liabilities and corresponding adjustments will be made to the capitalized asset retirement costs balance.

Impairment of assets

Long-lived assets with recorded values that are not expected to be recovered through future cash flows are written-down to estimated fair value in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” as amended. Under SFAS 144, a long-lived asset is tested for impairment when events or circumstances indicate that its carrying value may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value exceeds the sum of the undiscounted cash flows, an impairment loss equal to the amount by which the carrying value exceeds the fair value of the asset is recognized. Fair value is generally determined from estimated discounted future net cash flows. For purposes of performing an impairment test, the undiscounted cash flows are forecast using NYMEX forward strip prices at the end of the period and escalated along with prices at 2.5% and the associated future net cash flows are discounted at our estimated cost of capital.

The reserves are calculated based upon reports from third-party engineers adjusted for acquisitions or other changes occurring during the year as determined to be appropriate in the good faith judgment of management.

We assess our oil and gas properties generally on a field-by-field basis where applicable.

Debt issuance costs

The costs incurred to obtain financing have been capitalized. Debt issuance costs are amortized using the straight-line method over the term of the related debt. Use of the straight-line method does not differ materially from the “effective interest” method of amortization.

Stock-based compensation

We along with the Partnership and its subsidiaries do not have any employees. Our executive officers are employees of BreitBurn Management Company. We entered into an Administrative Services Agreement with BreitBurn Management. Under the Administrative Services Agreement, the Partnership reimburses BreitBurn Management all direct and indirect expenses it incurs in connection with the services it performs on our behalf and the Partnership (including salary, bonus, incentive compensation and other amounts paid to executive officers and other employees).

BreitBurn Management and the Predecessor had various forms of stock compensation outstanding under employee compensation plans that are described more fully in Note 9. Prior to January 1, 2006, the Predecessor applied the recognition and measurement principles of Accounting Principles Board (‘‘APB’’) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for those plans. The Predecessor used the method prescribed under Financial Accounting Standards Board (‘‘FASB’’) Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans—and interpretation of APB Opinions No. 15 and 25, to calculate the expenses associated with our awards.

Effective January 1, 2006, the Predecessor adopted the fair value recognition provisions of SFAS No. 123 (revised 2004) (SFAS No. 123(R)), Share Based Payments, using the modified-prospective transition method. Under this transition method, stock-based compensation expense for the periods after January 1, 2006 includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation and for options granted subsequent to January 1, 2006 in accordance with the provisions of SFAS No. 123(R). Stock based compensation awards granted prior to but not yet vested as of January 1, 2006 that are classified as liabilities were charged to compensation expense based on the fair value provisions of SFAS No. 123(R). The Partnership and the Predecessor recognized these compensation costs on a graded-vesting method. Under the graded-vesting method a company recognizes compensation cost over the requisite service period for each separately vesting tranche of the award as though the award was, in substance, multiple awards.

Fair market value of financial instruments

The carrying amount of our cash, accounts receivable, accounts payable, and accrued expenses, approximate their respective fair value due to the relatively short term of the related instruments. The carrying amount of long-term debt approximates fair value.

Accounting for business combinations

We account for business combinations using the purchase method, in accordance with SFAS No. 141, Accounting for Business Combinations. Under the purchase method of accounting, a business combination is accounted for at a purchase price based upon the fair value of the consideration given, whether in the form of cash, assets, stock or the assumption of liabilities. The assets and liabilities acquired are measured at their fair values, and the purchase price is allocated to the assets and liabilities based upon these fair values. The excess of the fair value of assets acquired and liabilities assumed over the cost of an acquired entity, if any, is allocated as a pro rata reduction of the amounts that otherwise would have been assigned to certain acquired assets. The Partnership has not recognized any goodwill from any business combinations.

Concentration of credit risk

We maintain our cash accounts primarily with a single bank and invest cash in money market accounts, which we believe to have minimal risk. As operator of jointly owned oil and gas properties, the Partnership sells oil and gas production to U.S. oil and gas purchasers and pays vendors on behalf of joint owners for oil and gas services. Both purchasers and joint owners are located primarily in the western United States. The risk of nonpayment by the purchasers or joint owners is considered minimal.

Derivatives

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires the recognition of all derivative instruments as assets or liabilities in our balance sheet and measurement of those instruments at fair value. The accounting treatment of changes in fair value is dependent upon whether or not a derivative instrument is designated as a hedge and if so, the type of hedge. For derivatives designated as cash flow hedges, changes in fair value are recognized in other comprehensive income, to the extent the hedge is effective, until the hedged item is recognized in earnings. Hedge effectiveness is measured based on the relative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness, as defined by SFAS No.133, is recognized immediately in earnings. Gains and losses on derivative instruments not designated as hedges are included in earnings currently. The resulting cash flows are reported as cash from operating activities.

Income taxes

Our subsidiaries are mostly partnerships or limited liability companies treated as partnerships for federal tax purposes with essentially all taxable income or loss being passed through to the members. As such, no federal income tax for these entities has been provided.

The Partnership has two wholly owned subsidiaries, which are Subchapter C-corporations that are subject to corporate income taxes. The Partnership accounts for the taxes associated with these entities in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred income taxes are recorded under the asset and liability method. Deferred income tax assets and liabilities are computed for differences between the financial statement and income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred income tax assets and liabilities.

Environmental expenditures

We review, on an annual basis, our estimates of the cleanup costs of various sites. When it is probable that obligations have been incurred and where a reasonable estimate of the cost of compliance or remediation can be determined, the applicable amount is accrued. For other potential liabilities, the timing of accruals coincides with the related ongoing site assessments. We do not discount any of these liabilities. Other than the reclamation costs included with our asset retirement obligation cost estimates, at December 31, 2006, we did not have any probable environmental costs accrued.

3. New Accounting Policies

SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FAS 115” (“SFAS No. 159”). In February 2007, the FASB issued SFAS No. 159 which allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value in situations in which they are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings. The provisions of SFAS No. 159 will be effective for us beginning January 1, 2008. We are evaluating the impact of adoption of SFAS No. 159 but do not currently expect the adoption to have a material impact on our financial position.

SFAS No. 157, Fair Value Measurements. In September 2006, the FASB issued SFAS No. 157, which will become effective for us on January 1, 2008. This standard defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The Statement does not require any new fair value measurements but would apply to assets and liabilities that are required to be recorded at fair value under other accounting standards. The impact, if any, to us from the adoption of SFAS No. 157 in 2008 will depend on our assets and liabilities at that time that are required to be measured at fair value.

In September 2006, the SEC staff also issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. While not an official rule or interpretation of the SEC, SAB No. 108 was issued to address the diversity in practice in quantifying misstatements and assessing their effect on financial statements. We were not impacted the preparation of our year-end 2006 financial statements by our adoption of the guidance of SAB No. 108.

FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109 (“FIN 48”). In July 2006, the FASB issued FIN 48, which became effective for us on January 1, 2007. This standard clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements. A company can only recognize the tax position in the financial statements if the position is more-likely-than-not to be upheld on audit based only on the technical merits of the tax position. This accounting standard also provides guidance on thresholds, measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better financial-statement comparability among different companies. We are evaluating the impact of this standard but do not currently expect the adoption to have a material impact on our financial position.

4. Income Taxes

We are a limited liability company and as the Partnership and most of its subsidiaries are partnerships or limited liability companies, we are treated as partnerships for federal and state income tax purposes. Essentially all of our taxable income or loss, which may differ considerably from the net income or loss reported for financial reporting purposes, is passed through to the federal income tax returns of our members. As such, no federal income tax for these entities has been provided for in the accompanying financial statements. State income taxes were immaterial. However, the Partnership has two wholly owned subsidiaries, which are Subchapter C-corporations, as defined in the Internal Revenue Code that are subject to federal and state income taxes.

At December 31, 2006, the net deferred tax liability was approximately $4.3 million. The deferred tax liability primarily consisted of the tax effect of the book and tax basis differences of certain assets and liabilities and the deferred tax asset for net operating loss carry forwards. Management expects to fully utilize $2.6 million of estimated unused operating loss carry forwards to offset future taxable income. As such, no valuation allowance is needed for the deferred tax asset.

Thousands of dollars	December 31, 2006
Deferred tax assets:
Net operating loss carryforwards	$893
Asset retirement obligation	399
Other	146
Deferred tax liabilities:
Depreciation, depletion and intangible drilling costs	(5,651)
Other	(90)
Net deferred tax liability	$(4,303)

5. Related Party Transactions

We do not have any employees. We have entered into an Administrative Services Agreement with BreitBurn Management Company, LLC (“Breitburn Management”), our asset manager and operator, pursuant to which it operates the Partnership’s assets and performs other administrative services for us. The Administrative Services Agreement requires that employees of BreitBurn Management (including the persons who are our executive officers) devote such portion of their time as may be reasonable and necessary for the operation of the Partnership’s business. The executive officers currently devote a majority of their time to our business, and we expect them to continue to do so for the foreseeable future.

Under the Administrative Services Agreement, the Partnership reimburses BreitBurn Management for all direct and indirect expenses it incurs in connection with the services it performs (including salary, bonus, incentive compensation and other amounts paid to executive officers). BreitBurn Management allocates the costs of the services of BreitBurn Management personnel (including executive officers) based on BreitBurn Management’s good-faith determination of actual time spent performing the services, plus expenses. To the extent that costs of services were not allocated based on time spent performing services, for 2006, such costs were allocated based on the aggregate barrel of oil equivalents we produced. The Partnership reimbursed to BreitBurn Management $2.4 million under the Administrative Services Agreement during the period from October 10 to December 31, 2006.

At December 31, 2006, the Partnership had the following receivables and payables with the Partnership’s predecessor and BreitBurn Management (“affiliated companies”). The receivables from the Partnership’s predecessor relate to cash collections made by the predecessor from its oil purchasers for oil and gas sales made by the Partnership. The payables to BreitBurn Management represent the amounts related to the Administrative Service Agreement and the outstanding liabilities for employee related costs including equity-based compensation accruals. The long-term payable to BreitBurn Management represents the long-term portion of equity-based compensation accruals.

Thousands of dollars	December 31, 2006
Related party receivables
Provident	$556
Affiliated companies	5,653
Current related party receivables	$6,209
Related party payables
Provident	$280
Affiliated companies	5,633
Current related party payables	5,913
Affiliated companies	467
Long term related party payables	$467

At December 31, 2006, we had a payable to Provident of $0.3 million relating primarily to insurance costs that are handled by Provident on our behalf.

Omnibus Agreement

We entered into an omnibus agreement (the “Omnibus Agreement”) with Provident and other affiliates. The Omnibus Agreement addresses the following matters:

▪	the agreement of Provident to provide us with a right of first offer with respect to the sale by Provident and its affiliates of any of their upstream oil and gas properties in the United States;

▪
the agreement that we will have a preferential right over Provident to acquire any third party upstream oil and gas properties in the United States, including third party midstream or downstream assets, provided that related upstream oil and gas properties located in the United States constitute the predominant part of the assets included in the business opportunity; and

▪
the agreement that Provident will have a preferential right to acquire any third party midstream or downstream assets located in the United States, including third party upstream oil and gas properties located in the United States, provided that related midstream or downstream assets located in the United States constitute the predominant portion of the assets included within the business opportunity, or upstream oil and gas properties or midstream or downstream assets located outside the United States.

6. Long-Term Debt

On October 10, 2006, in connection with the Partnership’s initial public offering, the Partnership’s wholly owned subsidiary, Breitburn Operating L.P., as borrower, and the Partnership and its operating subsidiaries, as guarantors, entered into a $400.0 million revolving credit facility with Wells Fargo Bank, N.A., as lead arranger, administrative agent, and issuing lender, and a syndicate of banks. The credit facility’s initial borrowing base was $90 million and was increased to $100.0 million in December 2006. The credit facility will mature in September 2010 and borrowings bear interest, at a rate per annum equal to the lesser of (i) the LIBOR or the Base Rate, as the case may be, plus the Applicable Margin (LIBOR, Base Rate and Applicable Margin are each defined in the credit facility), or (ii) the Highest Lawful Rate (as defined in the credit facility). Under the credit facility, borrowings may be used (i) for standby letters of credit to the sub-facility amount of $5.0 million, (ii) for working capital purposes, (iii) for general company purposes, and (iv) for certain permitted acquisitions enumerated by the credit facility. Borrowings under the credit facility are secured by a first-priority lien on and security interest in all of BreitBurn Operating L.P.’s assets. The credit facility contains customary covenants, including restrictions on our ability to incur additional indebtedness; make certain investments, loans or advances; make distributions to our unitholders; make dispositions or enter into sales and leasebacks; or enter into a merger or sale of our property or assets, including the sale or transfer of interests in our subsidiaries. The events that constitute an Event of Default under the credit facility are customary for loans of this size, including payment defaults; breaches of representations, warranties or covenants; adverse judgments against us in excess of a specified amount; changes in management or control; loss of permits; failure to perform under a material agreement; and occurrence of a material adverse effect. At December 31, 2006, the Partnership had long-term debt balance of $1.5 million and the interest rate was the Prime Rate of 8.5% on the Prime Debt portion of $1.5 million.

The credit facility requires the Partnership to maintain a leverage ratio (defined as the ratio of total debt to EBITDA) as of the last day of each quarter, on a last twelve month basis, of not more than 3.50 to 1.00. In addition, the credit facility requires the Partnership to maintain a current ratio as of the last day of each quarter, of not less than 1.10 to 1.00. Furthermore, the Partnership is required to maintain an interest coverage ratio (defined as the ratio of EBITDA to consolidated interest expense) as of the last day of each quarter, of not less than 2.75 to 1.00. The credit facility defines EBITDA in the same manner as Adjusted EBITDA is used in this report. As of December 31, 2006, the Partnership was in compliance with these covenants.

At December 31, 2006, the Partnership had no letters of credit outstanding.

7. Asset Retirement Obligation

Our asset retirement obligation is based on our net ownership in wells and facilities and our estimate of the costs to abandon and reclaim those wells and facilities as well as our estimate of the future timing of the costs to be incurred. On October 10, 2006, in connection with the Partnership’s initial public offering, the Partnership’s predecessor contributed certain properties to the Partnership along with their related asset retirement obligation, which amounted to $7.5 million. Due to increased cost estimates and revisions to the reserve life, the Partnership increased its asset retirement obligation by $2.6 million at December 31, 2006. Accretion expense from October 10, 2006 to December 31, 2006 amounted to $0.2 million. The total undiscounted amount of future cash flows required to settle asset retirement obligations for the Partnership is estimated to be $82.4 million at December 31, 2006. Payments to settle asset retirement obligations occur over the operating lives of the assets, estimated to be from 3 to 48 years. Estimated cash flows have been discounted at the Partnership’s credit adjusted risk free rate of 7% and an inflation rate of 2%. At December 31, 2006, the balance of the asset retirement obligation was approximately $10.3 million.

8. Financial Instruments

Fair Value of Financial Instruments

Our commodity price risk management program is intended to reduce our exposure to commodity prices and to assist with stabilizing cash flow and distributions. From time to time, we utilize derivative financial instruments to reduce this volatility. With respect to derivative financial instruments, we could be exposed to losses if a counterparty fails to perform in accordance with the terms of the contract. This risk is managed by diversifying the derivative portfolio among counterparties meeting certain financial criteria. In addition, the derivative instruments utilized by us are based on index prices that may and often do differ from the actual crude oil prices realized in our operations. These variations often result in a lack of adequate correlation to enable these derivative instruments to qualify for cash flow hedges under SFAS No. 133. Accordingly, we do not attempt to account for our derivative instruments as cash flow hedges and instead recognize changes in the fair value immediately in earnings.

For the period October 10, 2006 to December 31, 2006, we received $2.2 million relating to various market based contracts. We had net financial instruments receivable of $3.9 million at December 31, 2006.

We had the following contracts in place at December 31, 2006:

Financials Statements @ December 31, 2006
Year	Product	Volume	Terms	Effective Period
2007	Crude Oil	3,500 Bbl/d	Swaps - average $67.84 per Bbl	January 1 - June 30
		2,650 Bbl/d	Swaps - average $68.44 per Bbl	July 1 - December 31
		250 Bbl/d	Collar $66.00 (floor)/ $69.25 (Ceiling)	July 1 - December 31
		250 Bbl/d	Collar $66.00 (floor)/$71.50 (Ceiling)	July 1 - December 31
2008	Crude Oil	2,650 Bbl/d	Swaps - average $68.44 per Bbl	January 1 - June 30
		250 Bbl/d	Collar $66.00 (floor)/ $69.25 (Ceiling)	January 1 - June 30
		250 Bbl/d	Collar $66.00 (floor)/$71.50 (Ceiling)	January 1 - June 30
		2,500 Bbl/d	Participating Swap $60 per Bbl (maximum to 53.3% above floor)	July 1 - September 30
		2,000 Bbl/d	Participating Swap $60 per Bbl (maximum to 59% above floor)	October 1 - December 31
2009	Crude Oil	500 Bbl/d	Participating Swap $60 per Bbl (maximum to 55.5% above floor)	January 1 - September 30
		1,500 Bbl/d	Participating Swap $60 per Bbl (maximum to 59.7% above floor)	January 1 - September 30
(a) A participating swap is a single instrument which combines a swap and a call option with the same strike price

9. Stock and Other Valuation-Based Compensation Plans

We along with the Partnership and its subsidiaries do not have employees. Our executive officers are employees of BreitBurn Management Company. We entered into an Administrative Services Agreement with BreitBurn Management. Under the Administrative Services Agreement, the Partnership reimburses BreitBurn Management all direct and indirect expenses it incurs in connection with the services it performs on our behalf and the Partnership (including salary, bonus, incentive compensation and other amounts paid to executive officers and other employees).

Effective on the initial public offering date of October 10, 2006, BreitBurn Management adopted the existing Long Term Incentive Plan (BreitBurn Management LTIP) and the Unit Appreciation Rights Plan (UAR plan) of the Predecessor as previously amended. The Predecessor’s Executive Phantom Option Plan, Unit Appreciation Plan for Officers and Key Individuals (Founders Plan), and the Performance Trust Units awarded to the Chief Financial Officer during 2006 under the BreitBurn Management LTIP, were adopted by BreitBurn Management with amendments at the initial public offering date as described in the subject plan discussions below.

We may terminate or amend the long-term incentive plan at any time with respect to any units for which a grant has not yet been made. We also have the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of units that may be granted subject to the requirements of the exchange upon which the common units are listed at that time. However, no change in any outstanding grant may be made that would materially reduce the rights or benefits of the participant without the consent of the participant. The plan will expire when units are no longer available under the plan for grants or, if earlier, its termination.

Stock Based Compensation

Prior to January 1, 2006, the Partnership’s predecessor applied the recognition and measurement principles of Accounting Principles Board (‘‘APB’’) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for those plans. The Predecessor used the method prescribed under FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans—and interpretation of APB Opinions No. 15 and 25, to calculate compensation expense associated with its awards.

Effective January 1, 2006, the Predecessor adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payments, using the modified-prospective transition method. BreitBurn Management as successor is following the same method as BreitBurn Energy, the Predecessor. Stock based compensation awards granted prior to but not yet vested as of January 1, 2006 that are classified as liabilities were charged to compensation expense based on the fair value provisions of SFAS No. 123(R).

The fair value of each option award is estimated on the date of grant using a Black-Scholes option pricing model. Awards classified as liabilities are revalued each period using the Black-Scholes option pricing model and changes in the fair value of the options are recognized as compensation expense over the vesting schedules of the awards. Because of the limited trading history of the Partnership units, expected volatilities are based primarily on the historical volatility of Provident’s units. The Partnership and the Predecessor use historical data to estimate option exercises and employee terminations within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is based on historical exercise behavior and represents the period of time that options granted are expected to be outstanding; the range given below results from certain groups of employees exhibiting different exercise behavior. The risk free rate for periods within the contractual life of the option is based on U.S. Treasury rates in effect at the time of grant.

Unit Appreciation Right Plan

In 2004, the Predecessor adopted the Unit Appreciation Right Plan for Employees and Consultants (the ‘‘UAR Plan’’). Under the UAR Plan, certain employees of the Predecessor were granted unit appreciation rights (‘‘UARs’’). The UARs entitle the employee to receive cash compensation in relation to the value of a specified number of underlying notional trust units of Provident (‘‘Phantom Units’’). The exercise price and the vesting terms of the UARs were determined at the sole discretion of the Plan Administrator at the time of the grant. The UAR Plan was replaced with the BreitBurn Management LTIP at the end of September 2005. The grants issued prior to the replacement of the UAR Plan will fully vest in the second quarter of 2009.

UARs outstanding vest evenly over a period of three years commencing one year after the vesting commencement date and expire after four years. Upon vesting, the employee is entitled to receive a cash payment equal to the excess of the market price of Provident Energy Trust’s units (PVE units) over the exercise price of the Phantom Units at the grant date, adjusted for an additional amount equal to any Excess Distributions, as defined in the plan. The Predecessor settles rights earned under the plan in cash.

The Partnership’s share of the aggregate liability under the UAR Plan was $0.2 million at December 31, 2006. The Partnership’s share of the aggregate value of the vested and unvested units under the UAR Plan was $0.2 million and $0.02 million, respectively, at December 31, 2006.

At December 31, 2006

Expected Volatility	19-22%
Weighted Average Volatility	21%
Expected Term	1.6
Risk Free Rate	4.7%

At December 31, 2006, there were 474,521 appreciation rights that were indexed to Provident with 86,882 units that were exercisable at the end of the period.

BreitBurn Management LTIP

In September 2005, certain employees of the Predecessor were granted restricted units (RTUs) and/or performance units (PTUs), both of which entitle the employee to receive cash compensation in relation to the value of a specified number of underlying notional trust units. The grants are based on personal performance objectives. This plan replaces the UAR Plan for the period after September 2005 and subsequent years. RTUs vest evenly over a period of three years commencing one year after grant. Cash payments equal to the value of the underlying notional units are made on the anniversary dates of the RTU to the employees entitled to receive them. PTUs vest three years from the date of grant and payout can range from zero to two hundred percent of the initial grant depending on the total return of Provident Energy Trust’s units as compared to the returns of certain other Canadian trusts. PTUs entitle employees to receive cash payments equal to the market price of the underlying notional units. Underlying notional units are established at the grant date and are adjusted cumulatively thereafter for distribution payments through the use of an adjustment ratio. The estimated fair value associated with RTUs and PTUs is expensed in the statement of income over the vesting period.

Effective on the initial public offering date of October 10, 2006, the Provident PTUs awarded to the Chief Financial Officer during 2006, were adopted by BreitBurn Management and converted into two separate and equal awards which as of the conversion date together had the same value as the PTUs prior to such conversion. The first award was converted into 13,665 Partnership performance units at the initial public offering price of $18.50. The second award was converted into 130,123 Predecessor performance units.

The Partnership’s share of the aggregate liability under the BreitBurn Management LTIP was $0.3 million at December 31, 2006. The Partnership’s share of the aggregate value of the vested and unvested units under the BreitBurn Management LTIP was $0.2 million and $0.1 million, respectively, at December 31, 2006.

At December 31, 2006

Expected Volatility	19%
Weighted Average Volatility	19%
Expected Term	1.9
Risk Free Rate	4.3 - 4.9%

At December 31, 2006, there were 375,975 restricted/performance units that were indexed to Provident with none of the units exercisable at the end of the period.

In 2007, the board of directors of BreitBurn Management approved approximately $2.1 million in Partnership performance unit and restricted unit based awards under the Partnership’s 2006 Long-Term Incentive Plan. Beginning in 2007, these awards will be charged to the Partnership over their three year vesting schedules.

Executive phantom option plan

Pursuant to the employment agreements between the Predecessor and the Co-Chief Executive Officers, which were adopted by the Partnership and BreitBurn Management, the Co-Chief Executive Officers are eligible to participate in the executive phantom option plan. Under the executive phantom option plan the Co-Chief Executive officers are eligible to receive cash compensation in relation to the increase in value of a specified number of underlying notional phantom units. The value of the phantom unit is determined on the basis of a valuation of the business as of the end of the fiscal period. Distributions paid during the period are added back to the value of the options and the options are subject to an eight percent hurdle rate before payout occurs. The options vest immediately at fiscal year end and payment is due within 60 days of the end of the period.

Effective on the initial public offering date of October 10, 2006, the Phantom Options awarded to the Co-Chief Executive Officers during 2006, were adopted by BreitBurn Management and converted into three separate awards. The first award represented a one and one half percent interest with respect to the operations of the properties that were not transferred to the Partnership for the 2006 fiscal year. Its unit value was determined on the basis of an assessment of the valuation of the properties at the beginning of the fiscal period as compared to an assessment of the valuation of the properties at the end of the fiscal period plus distributions paid less a hurdle rate of eight percent. The second award represented a one and one half percent interest with respect to the operations of the properties that were transferred to the Partnership for the period of January 1, 2006 to the initial public offering date of October 10, 2006. Its unit value was determined on the basis of an assessment of the valuation of the properties at the beginning of the fiscal period as compared to the valuation of the properties at the end of the fiscal period as determined using the initial public offering price plus distributions paid less a prorated hurdle rate. The third award represented a one and one half percent interest with respect to the operations of the properties that were transferred to the Partnership for the period beginning on the initial public offering date of October 10, 2006 and ending on December 31, 2006. Its unit value was determined using the initial public offering price of $18.50 at October 10, 2006 as compared to the closing unit price of $24.10 on December 29, 2006 less a prorated hurdle rate. The first two awards were charged to the Predecessor as compensation expense during 2006. The third award was charged to the Partnership as compensation expense during 2006.

At December 31, 2006, there were 672,727 phantom units related to the Partnership under the third award, granted under the executive phantom option plan.

Founders Plan

Under the Founders Plan, participants are eligible to receive unit appreciation rights which provide cash compensation in relation to the appreciation in the value of a specified number of underlying notional phantom units. The value of the unit appreciation rights was determined on the basis of a valuation of the Predecessor at the end of the fiscal period plus distributions during the period less the value of the Predecessor at the beginning of the period. The base price and vesting terms are determined by BreitBurn Management at the time of the grant. Vesting may be based on the attainment of designated performance goals or the satisfaction of specified service requirements. Outstanding unit appreciation rights vest in the following manner: one-third vest three years after the grant date, one-third vest four years after the grant date and one-third vest five years after the grant date.

Effective on the initial public offering date of October 10, 2006, all outstanding unit appreciation rights were adopted by BreitBurn Management and converted into three separate awards. The first award represented 2.2 million unit appreciation rights at a weighted average grant price of $0.76 per unit with respect to the operations of the properties that were not transferred to the Partnership. The value of these unit appreciation rights at year end 2006 was determined on the basis of an assessment of the valuation of the properties at the original grant date as compared to an assessment of the valuation of the properties at the end of the fiscal period plus distributions paid. The second award represented 0.3 million unit appreciation rights at a weighted average grant price of $4.70 per unit with respect to the operations of the properties that were transferred to the Partnership for the period from the original date of grant to the initial public offering date of October 10, 2006. The value of the unit appreciation rights was determined on the basis of an assessment of the valuation of the properties at the original grant date as compared to the valuation of the properties at the end of the fiscal period as determined using the initial public offering price plus distributions paid. The average remaining contractual lives of the first and second awards under the plan were 1.5 and 1.7 years respectively. The aggregate values of the vested and unvested units for the first two awards were $4 million and $2.4 million respectively, at December 31, 2006. The first two awards are being charged to the Predecessor as compensation expense over the remaining vesting schedules.

The third award represented 0.3 million Partnership unit appreciation rights at a weighted average grant price of $18.50 per unit with respect to the operations of the properties that were transferred to the Partnership for the period beginning on the initial public offering date of October 10, 2006. The value of the third award was estimated using a Black-Scholes option pricing model with a closing unit price of $24.10 on December 29, 2006. The expected volatility used was nineteen percent and the risk free rate was approximately 4.3 percent. Expected option terms ranged from one half year to four and one half years. The aggregate value of the vested and unvested unit appreciation rights for the third award was $0.3 million and $1.2 million respectively, at December 31, 2006. The third award is being charged to the Partnership as compensation expense over the remaining vesting schedule.

Director Performance units

Effective with the initial public offering, the Partnership also made grants of Partnership performance units to the our non-employee directors. These units will be settled in cash or common units, at the election of the holder, on October 10, 2009. Each performance unit is accompanied by a distribution equivalent unit right entitling the holder to an additional number of common units with a value equal to the amount of distributions paid on each common unit until settlement The estimated fair value associated with these units is expensed in the statement of income over the vesting period. At December 31, 2006, there were 29,485 performance units outstanding with none exercisable at the end of the period.

10. Commitments and Contingencies

We are involved in various lawsuits, claims and inquiries, most of which are routine to the nature of our business. In the opinion of management, the resolution of these matters will not have a material effect on our financial position.

Our contractual obligations at December 31, 2006 are summarized as follows:

Thousands of dollars	Payments Due by Year
	2007	2008	2009	2010	2011	after 2011	Total
Credit facility	$-	$-	$-	$1,500	$-	$-	$1,500
Office, vehicle, and equipment leases	108	85	26	-	-	-	219
Asset retirement obligation	-	-	-	-	-	10,253	10,253
Total	$108	$85	$26	$1,500	$-	$10,253	$11,972

Under the Administrative Services Agreement, we reimburse BreitBurn Management for a pro-rata amount of the expenditures made by it for office space, and vehicle and office equipment leases (see Note 5 - Related Party Transactions). We, ourselves, are not a party to those leases. Our long-term debt and asset retirement obligations are discussed in Note 6 and 7, respectively.

11. Supplemental property tax billings

In May 2006, the Predecessor received supplemental property tax billings from Los Angeles County amounting to approximately $0.3 million (net of expected recoveries from working interest and mineral interest owners) related to a reassessment of mineral values associated with its oil and gas properties located in Los Angeles County. This reassessment was performed by Los Angeles County as a result of Provident’s purchase of BreitBurn Energy Company, LLC on June 15, 2004. The supplemental billings covered the period from July 1, 2005 to June 30, 2006.

In June 2006, the Predecessor received supplemental property tax billings from Los Angeles County amounting to approximately $1.3 million related to a reassessment of mineral values associated with those properties as a result of Provident’s purchase of BreitBurn Energy Company, LLC. After projecting recoveries from outside working interest and mineral interest owners, the Predecessor’s net property tax liability was approximately $1.1 million for the period July 1, 2004 to June 30, 2005.

Prior facts and circumstances

At year end 2004, a review of California counties’ recent practices of oil and gas property value assessments indicated that a value reassessment of BreitBurn Energy’s California oil and gas properties would likely not occur until the annual lien date of January 1, 2005. The Predecessor employed third party property tax experts to assist with this review. As a result, the Predecessor concluded that its property tax liabilities accrued at year end 2004 were proper.

In 2005, the Predecessor received property tax billings from Los Angeles County that reflected substantially increased assessed values over the 2004 Los Angeles County oil and gas properties’ assessed values. Due to this increase in assessed values and earlier discussions with the Predecessor’s third party property tax experts, the Predecessor concluded that the Los Angeles County property tax billings it received in 2005 included amounts due for any reassessment Los Angeles County would have performed. As a result, the Predecessor concluded that its property tax liabilities accrued at year end 2005 were reasonable.

Accounting effect of supplemental property tax billings on 2006

In accordance with paragraph 8 of SFAS No. 5, Accounting for Contingencies, the Predecessor has accrued the full amount of the supplemental property tax billings in its 2006 financial statements. This accrual increased property tax expense by $1.6 million (net of expected recoveries from working interest and mineral interest owners). In July 2006, the Predecessor filed an appeal with Los Angeles County challenging the reassessed values used in the supplemental property tax billings.

12. Distributions

We are entitled to 2% of all distributions that are made prior to the Partnership’s liquidation. Our initial 2% interest in these distributions may be reduced if the Partnership issues additional units in the future and we do not contribute a proportionate amount of capital to the Partnership to maintain our initial 2% general partner interest. We are not obligated to contribute a proportionate amount of capital to the Partnership to maintain our current general partner interest. We did not receive any distribution in 2006.

In 2007, the Partnership paid cash distributions (see Note15 - Subsequent Events).

The Partnership does not have a legal obligation to pay distributions at any rate except as provided in the partnership agreement. The Partnership’s distribution policy is consistent with the terms of its partnership agreement, which requires that it distributes all of its available cash quarterly. Under the partnership agreement, available cash is defined to generally mean, for each fiscal quarter, cash generated from our business in excess of the amount of reserves we determine is necessary or appropriate to provide for the conduct of the business, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our unitholders for any one or more of the upcoming four quarters. The partnership agreement provides that any determination made by us in our capacity as general partner must be made in good faith and that any such determination will not be subject to any other standard imposed by the partnership agreement, the Delaware limited partnership statute or any other law, rule or regulation or at equity.

13. Retirement Plan

We along with the Partnership and its subsidiaries have no employees, but through an Administrative Services Agreement with BreitBurn Management, BreitBurn Management is the employer. BreitBurn Management has a defined contribution retirement plan, which covers substantially all of its employees who have completed at least three months of service. The plan provides for BreitBurn Management to make regular contributions based on employee contributions as provided for in the plan agreement. Employees fully vest in BreitBurn Management’s contributions after five years of service. The Partnership is allocated a portion of the matching contributions made by BreitBurn Management.

14. Significant Customers

The Partnership sells oil, natural gas and natural gas liquids primarily to large domestic refiners of crude oil. For the year ended December 31, 2006, ConocoPhillips and Marathon Oil Company purchased approximately 45% and 28%, respectively, of net production.

15. Subsequent Events

Distribution

On February 14, 2007, the Partnership paid a cash distribution of approximately $8.9 million to the General Partner and common unitholders of record as of the close of business on February 5, 2007. The distribution that was paid to unitholders was prorated to $0.399 per common unit from the $0.4125 that the Partnership anticipated to pay for the quarter, reflecting the reduced period of time from the first day of trading of Partnership’s common units on October 4, 2006 through December 31, 2006. Our share of the distribution was $185,000.

On May 15, 2007, the Partnership paid a cash distribution of approximately $9.3 million to the General Partner and common unitholders of record as of the close of business on May 7, 2007. The distribution that was paid to unitholders was $0.4125 per common unit. Our share of the distribution was $178,945.

On August 14, 2007, the Partnership paid a cash distribution of approximately $9.3 million in respect of it second quarter of operations in 2007 to the General Partner and common unitholders of record as of the close of business on August 7, 2007. The distribution that was paid to unitholders was $0.4225 per Common Unit. Our share of the distribution was $189,485.

Acquisitions

On January 23, 2007, the Partnership, through a wholly owned subsidiary, completed the purchase of certain oil and gas properties, known as the “Lazy JL Field” in the Permian Basin of Texas, including related property and equipment (the “Properties”), from Voyager Gas Corporation (the “Seller”). The purchase was made pursuant to the terms and conditions of a Purchase and Sale Agreement (the “Purchase Agreement”) with the Seller entered into on January 22, 2007. The purchase price for the Properties was approximately $29.0 million in cash, and was financed through borrowings under the Partnership’s existing revolving credit facility. The Purchase Agreement contains customary representations and warranties by both Partnership and the Seller, including customary representations and warranties by the Seller with respect to the Properties.

In March 2007, the Partnership completed the purchase of certain oil and gas properties in California for approximately $1.0 million in cash.

In April 2007, the Partnership completed the purchase of interests in certain oil and gas properties in Wyoming for approximately $0.9 million in cash.

On May 24, 2007, the Partnership, through a wholly owned subsidiary, OLP, entered into an Amended and Restated Asset Purchase Agreement with Calumet Florida, L.L.C. (“Calumet”), to acquire certain interests in oil leases and related assets located along the Sunniland Trend in South Florida through the acquisition of a limited liability company that owned all of the purchased assets (the “Calumet Acquisition” or “Calumet Properties”). The Calumet Properties are comprised of five separate oil fields, one 23-mile pipeline serving one field, one storage terminal and rights in a shipping terminal. The transaction closed on May 24, 2007. The purchase price was $100 million with an effective date of January 1, 2007. After adjustments for costs and revenues for the period between the effective date and the closing, including interest paid to the seller, and after taking into account approximately 218,000 barrels of crude oil held in storage as of the closing date, the Partnership paid Calumet approximately $108.1 million at closing. The acquisition was financed through the Partnership’s sale of Common Units through a private placement. The acquiring subsidiary is a partnership and thus no deferred taxes were recognized for this transaction. The Partnership has made a preliminary allocation of the purchase price of $108.1 million, including approximately $0.4 million in acquisition costs to the assets acquired and liabilities assumed. The purchase price allocation is subject to final closing adjustments and will be finalized in the fourth quarter of 2007.

On May 25, 2007, the Partnership, through a wholly owned subsidiary, OLP, entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with TIFD X-III LLC (“TIFD”), pursuant to which it acquired TIFD’s 99% limited partner interest in BreitBurn Energy Partners I, L.P. (“BEPI”) for a total purchase price of approximately $82 million (the “BEPI Acquisition”). BEPI owns properties in the East Coyote and Sawtelle Fields in the Los Angeles Basin in California. The general partner of BEPI is an affiliate of the Partnership in which the Partnership has no ownership interest. As part of the transaction, BEPI distributed to an affiliate of TIFD a 1.5% overriding royalty interest in the oil and gas produced by the partnership from the two fields. The 1.5% Override burden will be borne solely through the Partnership’s interest in BEPI. In connection with the acquisition, the Partnership also paid approximately $10.4 million to terminate existing hedge contracts related to future production from BEPI. The acquisition including the termination of existing hedge contracts was financed through the Partnership’s sale of Common Units through a private placement. The acquiring subsidiary is a partnership and thus no deferred taxes were recognized for this transaction. The Partnership has made a preliminary allocation of the purchase price of $92.5 million to the assets acquired and liabilities assumed. The purchase price allocation is subject to final closing adjustments and will be finalized within one year of the acquisition date.

On November 1, 2007, the Partnership completed the acquisition of certain assets (the “QRI Assets”) and equity interests (the “Equity Interests”) in certain entities from Quicksilver Resources Inc. (“Quicksilver” or “QRI”) in exchange for $750 million in cash and 21,347,972 Common Units (the “Quicksilver Acquisition”). The issuance of Common Units to QRI was made in reliance upon an exemption from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof. Pursuant to the terms and conditions of the Contribution Agreement entered into by OLP and QRI, dated as of September 11, 2007 (the “Contribution Agreement”), OLP completed the Quicksilver Acquisition. OLP acquired natural gas, oil and midstream assets in Michigan, Indiana and Kentucky from QRI. The midstream assets in Michigan, Indiana and Kentucky consist of gathering, transportation, compression and processing assets and transport and process both Partnership and third party gas. The Partnership expects to finalize the purchase price allocation within one year of the acquisition date.

In connection with the Quicksilver Acquisition, the Partnership entered into a registration rights agreement with QRI (the “QRI Registration Rights Agreement”), dated November 1, 2007, with QRI. Pursuant to the QRI Registration Rights Agreement, the Partnership is required to file a shelf registration statement to register the common units issued to QRI pursuant to the Contribution Agreement entered into by the Partnership and QRI, and use its commercially reasonable efforts to cause the registration statement to become effective within one year of the closing date (the “QRI Registration Deadline”). In addition, the QRI Registration Rights Agreement gives QRI piggyback registration rights under certain circumstances. These registration rights are transferable to affiliates of QRI and, in certain circumstances, third parties. If the shelf registration statement is not effective by the QRI Registration Deadline, then the Partnership must pay QRI liquidated damages.

In connection with the Quicksilver Acquisition, the Partnership entered into a Transition Services Agreement (the “Transition Services Agreement”) with QRI. Under the terms of the Transition Services Agreement, QRI agreed to provide OLP certain land administrative, accounting and marketing services. In consideration for the land administrative and accounting services, the Partnership agreed to pay QRI monthly fees of $30,000 and $220,000, respectively. In consideration for the marketing services, the Partnership agreed to pay QRI a monthly fee determined by multiplying the total number of Mcfe sold during the previous month multiplied by $0.02. The term of the Transition Services Agreement commences on November 1, 2007 and terminates on the earlier of (i) March 31, 2008 or (ii) the date on which OLP has assumed responsibility for all of the services provided for in the Transition Services Agreement.

Amended and Restated Credit Agreement

On November 1, 2007, in connection with the Quicksilver Acquisition, OLP, as borrower, and the Partnership and its wholly owned subsidiaries, as guarantors, entered into a four year, $1.5 billion amended and restated revolving credit facility with Wells Fargo Bank, N.A., Credit Suisse Securities (USA) LLC and a syndicate of banks (the “Amended and Restated Credit Agreement”). The initial borrowing base of the Amended and Restated Credit Agreement is $700 million. Under the Amended and Restated Credit Agreement, borrowings may be used (i) to pay a portion of the purchase price for the Quicksilver Acquisition, (ii) for standby letters of credit, (iii) for working capital purposes, (iv) for general company purposes and (v) for certain permitted acquisitions and payments enumerated by the credit facility. Borrowings under the Amended and Restated Credit Agreement are secured by a first-priority lien on and security interest in all of the Partnership’s and certain of its subsidiaries’ assets. OLP borrowed approximately $316.4 million under the Amended and Restated Credit Agreement to fund a portion of the cash consideration for the Quicksilver Acquisition and to pay related transaction expenses. As of November 2, 2007, approximately $328 million in borrowings was outstanding under the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement contains (i) financial covenants, including leverage, current assets and interest coverage ratios and (ii) customary covenants, including restrictions on the Partnership’s ability to: incur additional indebtedness; make certain investments, loans or advances; make distributions to unitholders or repurchase units if aggregated letters of credit and outstanding loan amounts exceed 90% of its borrowing base; make dispositions; or enter into a merger or sale of its property or assets, including the sale or transfer of interests in its subsidiaries.

The events that constitute an Event of Default (as defined in the Amended and Restated Credit Agreement) include: payment defaults; misrepresentations; breaches of covenants; cross-default and cross-acceleration to certain other indebtedness; adverse judgments against the Partnership in excess of a specified amount; changes in management or control; loss of permits; failure to perform under a material agreement; certain insolvency events; assertion of certain environmental claims; and occurrence of a material adverse effect.

Private Placements - Partnership

On May 24, 2007, the Partnership sold 4,062,500 Common Units, at a negotiated purchase price of $32.00 per unit, to certain investors (the “Purchasers”). The Partnership used $108 million from such sale to fund the cash consideration for the Calumet Acquisition and the remaining $22 million of the proceeds was used to repay indebtedness under the Partnership’s credit facility. Most of the debt repaid was associated with the Partnership’s first quarter 2007 acquisition of the Lazy JL properties in West Texas.

On May 25, 2007, the Partnership sold an additional 2,967,744 Common Units to the same Purchasers at a negotiated purchase price of $31.00 per unit. The Partnership used the proceeds of approximately $92 million to fund the BEPI Acquisition, including the termination of existing hedge contracts related to future production from BEPI.

On November 1, 2007, the Partnership sold 16,666,667 Common Units, at a negotiated purchase price of $27.00 per unit, to certain investors. The Partnership used the proceeds of approximately $450 million from such sale to fund a portion of the cash consideration for the Quicksilver Acquisition.

In connection with the closing of the private placements, the Partnership entered into agreements with the Investors to file a shelf registration statement to register the Common Units sold in the private placements and use its commercially reasonable efforts to cause the registration statement to become effective within 275 days of the applicable closing dates. In addition, the agreements give the Investors piggyback registration rights under certain circumstances. These registration rights are transferable to affiliates of the Investors and, in certain circumstances, to third parties. If the shelf registration statement is not effective within 275 days of the closing date, then the Partnership must pay the Investors liquidated damages. The private placements were made in reliance upon an exemption from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof.

General Partner Interests

We did not contribute a proportionate amount of capital to the Partnership to maintain our initial 2% general partner interest in light of the equity raised through the private placements of the Partnership’s limited partner units and the units used to complete the Quicksilver Acquisition. As a result, we now hold a 0.6% general partner interest as of November 1, 2007.

Other

On October 2, 2007, the Partnership received a notice from the Internal Revenue Service (“IRS”) claiming a penalty amount due of $1.8 million for a late-filed informational Partnership return for the 2006 tax year. During 2007, the Partnership timely filed K-1 forms for each of its limited partners. The Partnership also believed that it had timely filed its 2006 tax return based on information it received from its tax advisors that the extension for its 2006 Partnership return was being timely filed. It now appears that the 2006 extension was not timely filed by the Partnership's tax advisors.

The Partnership has requested a waiver or a substantial reduction in the penalty from the IRS commensurate with the Partnership’s good faith belief that any necessary extensions had been requested, the technical nature of the violation with no late payment of taxes or reporting of information, the fact that all Schedule K-1 information was reported timely to all its partners, and the fact the Partnership return at issue was filed well within what would have been the automatic 6-month extension period.

The Partnership is in discussions with its parent company, which acted as its tax advisor, and a service provider to determine the amount, if any, ultimately due from the Partnership. While the resolution of this matter and any related payment amount cannot be predicted at this time, management believes it is likely that the cost of the penalty to the Partnership, if any, will be substantially less than the penalty assessed. The possible range of the penalty ultimately payable by the Partnership is $0 to $1.8 million.

16.    Oil and Natural Gas Activities (Unaudited)

Costs incurred

The Partnership’s oil and natural gas acquisition, exploitation and development activities are conducted in the United States. The following table summarizes the costs incurred by the Partnership:

Successor
October 10 to
December 31,
Thousands of dollars	2006

Acquisitions of property	$-
Exploitation and development costs	1,248
Total	$1,248

Capitalized costs

The following table presents the aggregate capitalized costs subject to depreciation, depletion and amortization relating to our oil and gas acquisition, exploitation and development activities, and the aggregate related accumulated allowance.

Successor
At December 31,
Thousands of dollars	2006
Proved properties and related producing assets	$203,911
Accumulated depreciation, depletion and amortization	(18,610)
$185,301

The average DD&A rate per equivalent unit of production for the Partnership over the period October 10, 2006 to December 31, 2006 was $6.56.

Supplemental reserve information

The following information summarizes the estimated proved reserves of oil (including condensate and natural gas liquids) and gas and the present values thereof for the Partnership for the period from October 10, 2006 to December 31, 2006, representing the Partnership as the successor. The following reserve information is based upon reports by Netherland, Sewell & Associates, Inc. The estimates are prepared in accordance with SEC regulations.

Management believes the reserve estimates presented herein, in accordance with generally accepted engineering and evaluation principles consistently applied, are reasonable. However, there are numerous uncertainties inherent in estimating quantities and values of the estimated proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the Partnership’s control. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and gas that cannot be measured in an exact manner and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Because all reserve estimates are to some degree speculative, the quantities of oil and gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and gas sales prices may all differ from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. Therefore, the standardized measure of discounted net future cash flows shown below represents estimates only and should not be construed as the current market value of the estimated oil and gas reserves attributable to our properties. In this regard, the information set forth in the following tables includes revisions of reserve estimates attributable to proved properties included in the preceding year’s estimates. Such revisions reflect additional information from subsequent exploitation and development activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices. In addition, the beginning balance of the successor, which is reflected on the table as contributions from predecessor, represents the estimated reserves in place at the time the initial public offering was completed on October 10, 2006. Decreases in the prices of oil and natural gas have had, and could have in the future, an adverse effect on the carrying value of our proved reserves and our revenues, profitability and cash flow. A significant portion of the Partnership’s reserve base (approximately 98% of year-end 2006 reserve volumes) is comprised of oil properties that are sensitive to crude oil price volatility.

The following table sets forth certain data pertaining to the Partnership’s estimated proved and proved developed reserves for the year ended December 31, 2006.

	Successor
	October 10 - December 31,
	2006

	Oil	Gas
In Thousands	(MBbl)	(MMcf)
Proved Reserves
Beginning balance	0	0
Contribution from Predecessor ( c ) (d )	30,408	4,270
Revision of previous estimates (d)	0	0
Extensions, discoveries and other additions (d)	0	0
Improved recovery	0	0
Purchase of reserves in-place	0	0
Sale of reserves in-place	0	0
Production ( a ) ( b )	(366)	(80)

Ending balance	30,042	4,190

Proved Developed Reserves

Beginning balance	0	0
Ending balance	27,786	4,190

(a)	Production for Predecessor is from January 1 - October 9 for Contributed Properties and January 1 - December 31, 2006 for Retained Properties.
(b)	Production for Successor is from October 10 - December 31, 2006 for Contributed Properties.
(c)
Contribution from Predecessor to the Successor as of October 10, 2006. The contributed amount was determined by subtracting Successor production for the period from October 10 to December 31, 2006 from the year-end reserve balance of the Successor.

(d)
Revisions attributable to extensions, discoveries, additions and revisions of previous estimates were determined at year-end. Because these adjustments were not determinable at October 10, all adjustments appear in the Predecessor's reserve amounts.

Standardized measure of discounted future net cash flows

The Standardized Measure of discounted future net cash flows relating to the Partnership’s estimated proved crude oil and natural gas reserves as of December 31, 2006 is presented below:

Successor
December 31,
Thousands of dollars	2006
Future cash inflows	$1,572,245
Future development costs	(126,171)
Future production expense	(788,287)
Future income tax expense	0
Future net cash flows	657,787
Discounted at 10% per year	(345,288)

Standardized measure of discounted future net cash flows	$312,499

The standardized measure of discounted future net cash flows (discounted at 10%) from production of proved reserves was developed as follows:

1.	An estimate was made of the quantity of proved reserves and the future periods in which they are expected to be produced based on year-end economic conditions.

2.
In accordance with SEC guidelines, the reserve engineers’ estimates of future net revenues from the Partnership’s estimated proved properties and the present value thereof are made using oil and gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties, except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations. We have entered into various arrangements to fix or limit the prices for a portion of our oil and gas production. Arrangements in effect at December 31, 2006 are discussed in Note 10. Such arrangements are not reflected in the reserve reports. Representative market prices at the as-of date for the reserve reports as of December 31, 2006 were $60.85 per barrel of oil and $5.64 per MMBTU of gas.

3.
The future gross revenue streams were reduced by estimated future operating costs (including production and ad valorem taxes) and future development and abandonment costs, all of which were based on current costs.

The principal sources of changes in the Standardized Measure of the future net cash flows for the period ended from October 10 to December 31, 2006 is presented below:

Successor
Oct 10-Dec 31,
Thousands of dollars	2006
Beginning balance	$-
Contribution from Predecessor	323,792
Sales, net of production expense	(11,293)
Net change in sales and transfer prices, net of production expense	-
Previously estimated development costs incurred during year	-
Changes in estimated future development costs	-
Extensions, discoveries and improved recovery, net of costs	-
Purchase of reserves in place	-
Sale of reserves in-place	-
Revision of quantity estimates and timing of estimated production	-
Accretion of discount	-
Net change in income taxes	-
Net increase (decrease)	312,499
Ending balance	$312,499